Exhibit 99.1

                                                                   June 16, 2009


                                                                    CONFIDENTIAL



Mr. Jon A. DeLuca
President and Chief Executive Officer
FiberNet Telecom Group, Inc.
220 West 42nd Street
New York, NY 10036



     Subject:  Confirmation of Interest - FiberNet Telecom Group, Inc.
               -------------------------------------------------------

Dear Mr. DeLuca:

     On behalf of RCN Corporation ("RCN"), I am pleased to confirm that RCN remains very interested in exploring a transaction with FiberNet Telecom Group, Inc. ("FiberNet") pursuant to which RCN would acquire all of the outstanding capital stock of FiberNet.

     Based on our review of publicly disclosed information and the diligence materials you provided, as well as our discussions with management to date, RCN is pleased to submit the following confirmation of interest for the acquisition of FiberNet.

     Valuation/Consideration: RCN is prepared to offer merger consideration of $12.50 per share, payable in cash, for all of the outstanding equity interests of FiberNet, assuming 7.92 million fully-diluted shares (including in-the-money options and warrants). In addition, RCN is prepared to confirm that all of the outstanding liabilities of FiberNet, including the Termination Fee and Parent Expenses referenced in your Go-Shop Process Letter (to the extent not discharged by FiberNet prior to closing), will remain liabilities of FiberNet as the surviving corporation in the merger.

     Given our strong financial position and extensive discussions to date with several financial institutions, we believe that we have adequate financial resources to complete the transaction, and our intent is for the final binding offer and definitive merger agreement to have no financing contingency. We anticipate funding this transaction at close with the proceeds of newly issued unsecured high yield notes, which we are permitted to incur under the terms of our existing debt. We are evaluating two viable alternatives which allow us to remove financing conditionality from the definitive merger agreement: (i) obtaining a bridge financing commitment from a highly rated financial institution (or group of institutions) for the execution of a definitive merger agreement, with the intent of marketing and closing a high yield notes offering as soon as practicable after signing a definitive merger agreement; or, (ii) issuing the notes prior to signing a definitive merger agreement with the net proceeds placed in escrow to be released on or before closing. We have selected Deutsche Bank Securities, Inc ("Deutsche Bank") and UBS Securities LLC ("UBS") to assist us in determining which of these alternatives to pursue, and to arrange the actual financing.

     Due Diligence: RCN's offer as outlined in this letter is subject to the satisfactory conclusion of standard business, financial/tax, employee benefits and legal due diligence, which we consider to be mostly confirmatory at this stage, as well as further access to the FiberNet management team to answer any questions we may have as we complete our diligence. We believe that our familiarity with FiberNet's operations, detailed diligence completed to date, and experience gained from our acquisition of similar entities in recent years, including Consolidated Edison Communications LLC in 2006 and Neon Communications, Inc. in 2007, will enable us to finalize the due diligence process quickly and proceed to the signing of a definitive merger agreement.

     Material Changes to Zayo Merger Agreement: We have reviewed the definitive merger agreement among Zayo Group, LLC, Zayo Merger Sub, Inc. and FiberNet ("Zayo Merger Agreement") and provided you with a marked version of the document with our proposed edits to conform it to the terms of our proposal. As you can see from the draft that we provided, we do not anticipate major modifications to the form of the Zayo Merger Agreement.

     Advisors: RCN has engaged UBS as its financial advisor and Jenner & Block LLP as its legal counsel with regards to the transaction. Please do not hesitate to contact the following people with any questions or comments.

Sam Powers                               Ehren Stenzler                            Chris Rhee
Managing Director                        Managing Director                         Director
Media & Communications                   Co-Head of TMT M&A                        Mergers & Acquisitions
Tel:  212-821-6137                       Tel:  212-821-3481                        Tel:  212-821-3696
Email:  sam.powers@ubs.com               Email:  ehren.stenzler@ubs.com            Email:  chris.rhee@ubs.com
        ------------------

                                         Thomas A. Monson
                                         Partner
                                         Tel:  312-840-8611
                                         Email:  tmonson@jenner.com


     Timing / Approvals: This offer has the support of RCN senior management and would only be subject to customary regulatory approvals and approval by RCN's Board of Directors, which based on initial discussions, we believe will be readily available. We believe that this transaction would not pose significant regulatory or antitrust issues that would impede an efficient closing, nor would it require the approval of RCN's existing shareholders or lenders. Accordingly, we are fully prepared to move forward on an accelerated basis to complete the due diligence process and work towards a quick consummation of this transaction.

     As we mentioned in our previous letter, we believe that the acquisition of FiberNet would achieve significant strategic objectives for RCN. First, the combination of FiberNet's network and that of RCN Metro would substantially improve RCN Metro's fiber density, collocation presence, and overall ability to offer competitive commercial telecommunications services. Second, we believe that the combination of FiberNet and RCN would yield significant operating synergies in the areas of network operations, cost of sales, real estate, and headcount, which could total $10 million or more on an annualized basis. We also believe that several members of the FiberNet team may be suited to assume leadership positions with RCN Metro following the transaction.

     This letter is confidential and is not intended to be binding on RCN until execution of definitive written documentation covering the matters presented therein. This letter does not constitute an offer by RCN to sell any securities of RCN, nor does it constitute an offer to FiberNet to buy any securities of RCN for purposes of any Federal or state securities laws.

     We are enthusiastic about the opportunity to acquire FiberNet and look forward to our continued discussions.



                                             Sincerely,

                                             RCN CORPORATION



                                             By:  /s/ Michael T. Sicoli
                                                  ------------------------------
                                                  Michael T. Sicoli
                                                  EVP & CFO